Exhibit 99.1

Contact:	Brian Faith
202-752-6720

Number:	4767a

Date:	August 6, 2009
Fannie Mae Reports Second-Quarter 2009 Results
Loss of $14.8 Billion Driven by Credit-Related Expenses
WASHINGTON, DC — Fannie Mae (FNM/NYSE) reported a loss of $14.8 billion, or ($2.67) per diluted share, in the second quarter of 2009, compared with a loss of $23.2 billion, or ($4.09) per diluted share, in the first quarter of 2009. Second-quarter results were driven primarily by $18.8 billion of credit-related expenses, reflecting the ongoing impact of adverse conditions in the housing market, as well as the economic recession and rising unemployment. Credit-related expenses were partially offset by fair value gains. The company also reported a substantial decrease in impairment losses on investment securities, which was due in part to the adoption of new accounting guidance.
Taking into account unrealized gains on available-for-sale securities during the second quarter and an adjustment to our deferred tax assets due to the new accounting guidance, the loss resulted in a net worth deficit of $10.6 billion as of June 30, 2009. As a result, on August 6, 2009, the Director of the Federal Housing Finance Agency (FHFA), which has been acting as our conservator since September 6, 2008, submitted a request for $10.7 billion from the U.S. Department of the Treasury on our behalf under the terms of the senior preferred stock purchase agreement between Fannie Mae and the Treasury in order to eliminate our net worth deficit. FHFA has requested that Treasury provide the funds on or prior to September 30, 2009.
Fannie Mae is continuing its efforts to support the housing market by working with lenders, loan servicers and the government to help homeowners avoid foreclosure and provide liquidity to the mortgage market. We have focused our foreclosure-prevention efforts on the implementation of the Making Home Affordable Program, which is designed to significantly expand the number of borrowers who can refinance or modify their mortgages.
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Second-Quarter 2009 Results
Page Two
Summary of Second-Quarter 2009 Financial Results

(dollars in millions)	2Q09	1Q09	Variance	2Q09	2Q08	Variance
Net interest income	$3,735	$3,248	$487	$3,735	$2,057	$1,678
Guaranty fee income	1,659	1,752	(93)	1,659	1,608	51
Trust management income	13	11	2	13	75	(62)
Fee and other income	184	181	3	184	225	(41)

Net revenues	5,591	5,192	399	5,591	3,965	1,626
Fair value gains (losses), net (1)	823	(1,460)	2,283	823	517	306
Investment gains (losses), net (2)	(45)	223	(268)	(45)	(376)	331
Net Other-than-temporary impairments (2)	(753)	(5,653)	4,900	(753)	(507)	(246)
Losses from partnership investments	(571)	(357)	(214)	(571)	(195)	(376)
Credit-related expenses (3)	(18,784)	(20,872)	2,088	(18,784)	(5,349)	(13,435)
Administrative expenses	(510)	(523)	13	(510)	(512)	2
Other non-interest expenses (4)	(508)	(358)	(150)	(508)	(283)	(225)

Net losses and expenses	(20,348)	(29,000)	8,652	(20,348)	(6,705)	(13,643)
Loss before federal income taxes and extraordinary losses	(14,757)	(23,808)	9,051	(14,757)	(2,740)	(12,017)
Benefit (provision) for federal income taxes	(23)	623	(646)	(23)	476	(499)
Extraordinary losses, net of tax effect	—	—	—	—	(33)	33

Net loss	(14,780)	(23,185)	8,405	(14,780)	(2,297)	(12,483)

Less: net (income) loss attributable to the noncontrolling interest	26	17	9	26	(3)	29

Net loss attributable to Fannie Mae	$(14,754)	$(23,168)	$8,414	$(14,754)	$(2,300)	$(12,454)

Diluted loss per common share	$(2.67)	$(4.09)	$1.42	$(2.67)	$(2.54)	$(0.13)

(1)	Consists of the following: (a) derivatives fair value gains (losses), net; (b) trading securities gains (losses), net; (c) hedged mortgage assets losses, net; (d) debt foreign exchange gains (losses), net; and (e) debt fair value gains (losses), net.

(2)	Certain prior period amounts have been reclassified to conform with the current period presentation in our consolidated statements of operations.

(3)	Consists of provision for credit losses and foreclosed property expense.

(4)	Consists of the following: (a) debt extinguishment gains (losses), net; and (b) other expenses.
Net revenue was $5.6 billion in the second quarter of 2009, up 8 percent from $5.2 billion in the first quarter of 2009:
•	Net interest income was $3.7 billion, up 15 percent from $3.2 billion in the first quarter of 2009, as lower funding costs more than offset a decline in the average yield on our interest-earning assets.

•	Guaranty fee income was $1.7 billion, down 5 percent from $1.8 billion in the first quarter of 2009, reflecting a modestly slower rate of recognition of deferred guaranty fees into income in the second quarter of 2009 compared with the first quarter of 2009.
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Second-Quarter 2009 Results
Page Three
Credit-related expenses, which are the total provision for credit losses plus foreclosed property expense, were $18.8 billion, compared with $20.9 billion in the first quarter of 2009. Our provision for credit losses was $18.2 billion, compared with $20.3 billion in the first quarter of 2009. The reduction in the provision for credit losses in the second quarter was attributable to a slower rate of increase in both our estimated default rate and average loss severity, or average initial charge-off per default, as compared with the first quarter. Our provision exceeded net charge-offs of $4.8 billion by $13.4 billion, as we continued to build our combined loss reserves, which represent our current estimate of probable losses inherent in our guaranty book of business as of June 30, 2009.
Combined loss reserves were $55.1 billion on June 30, 2009, up from $41.7 billion on March 31, 2009, and $24.8 billion on December 31, 2008. The combined loss reserves were 1.80 percent of our guaranty book of business on June 30, 2009, compared with 1.38 percent on March 31, 2009, and 0.83 percent on December 31, 2008.
We are experiencing increases in delinquency and default rates for our entire guaranty book of business, including on loans with fewer risk layers. Risk layering is the combination of risk characteristics that could increase the likelihood of default, such as higher loan-to-value ratios, lower FICO credit scores, higher debt-to-income ratios and adjustable-rate mortgages. This general deterioration in our guaranty book of business is a result of the stress on a broader segment of borrowers due to the rise in unemployment and the decline in home prices. Certain states, higher risk loan categories and our 2006 and 2007 loan vintages continue to account for a disproportionate share of our foreclosures and charge-offs.
Total nonperforming loans in our guaranty book of business were $171.0 billion on June 30, 2009, compared with $144.9 billion on March 31, 2009, and $119.2 billion on December 31, 2008. The carrying value of our foreclosed properties was $6.2 billion, compared with $6.4 billion on March 31, 2009, and $6.6 billion on December 31, 2008.
Net other-than-temporary impairment of our Alt-A and subprime private-label securities was $753 million in the second quarter of 2009, compared with $5.7 billion in the first quarter of 2009. The quarterly decrease was primarily the result of our adoption on April 1, 2009 of a new accounting standard for assessing other-than-temporary impairment for investments in debt securities.
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Second-Quarter 2009 Results
Page Four
Beginning in the second quarter of 2009, only the credit portion of an other-than-temporary impairment is recognized in our condensed consolidated statement of operations for securities that we do not intend or will not be required to sell. See “Accounting Developments” below.
Net fair value gains were $823 million in the second quarter of 2009, compared with $1.5 billion of losses in the first quarter of 2009, as $1.6 billion in net gains on our trading securities were partially offset by $537 million in derivatives fair value losses.
We provide further discussion of our financial results and condition, credit performance, fair value balance sheets and other matters in our quarterly report on Form 10-Q for the quarter ended June 30, 2009, which was filed today with the Securities and Exchange Commission. Further information about our credit performance, the characteristics of our mortgage credit book of business, the drivers of our credit losses, our foreclosure prevention efforts, and other measures is contained in the “2009 Second Quarter Credit Supplement” on Fannie Mae’s Web site, www.fanniemae.com.
Net Worth and U.S. Treasury Funding
We had a net worth deficit of $10.6 billion as of June 30, 2009. As noted above, the Director of FHFA has requested $10.7 billion of funds from the Treasury on our behalf under the terms of the senior preferred stock purchase agreement to eliminate our net worth deficit as of June 30, 2009, which would avoid a trigger of mandatory receivership under the Federal Housing Finance Regulatory Reform Act of 2008. On June 30, 2009, the Treasury provided to us $19.0 billion under the terms of the senior preferred stock purchase agreement to cure our net worth deficit as of March 31, 2009. As a result of this draw, the aggregate liquidation preference of the senior preferred stock increased from $16.2 billion to $35.2 billion as of June 30, 2009. It will increase to $45.9 billion upon the receipt of funds from the Treasury to eliminate our second-quarter 2009 net worth deficit.
Due to current trends in the housing and financial markets, we expect to have a net worth deficit in future periods, and therefore will be required to obtain additional funding from the Treasury pursuant to the senior preferred stock purchase agreement.
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Second-Quarter 2009 Results
Page Five
Accounting Developments
On June 12, 2009, the Financial Accounting Standards Board (FASB) issued SFAS No. 166, Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140, and SFAS No. 167, Amendments to FASB Interpretation No. 46(R). We intend to adopt these new accounting statements effective January 1, 2010.
The adoption of this new accounting guidance will have a major impact on our consolidated financial statements, including the consolidation of the substantial majority of our mortgage-backed securities (MBS) trusts. Accordingly, we will record the underlying loans in these trusts on our balance sheet. The outstanding unpaid principal balance of our MBS trusts was approximately $2.8 trillion as of June 30, 2009. In addition, consolidation of these MBS trusts will have a material impact on our statements of operations and cash flows, including a significant increase in our interest income, interest expense and cash flows from investing and financing activities.
We continue to evaluate the impact of the adoption of this new accounting guidance, including the impact on our net worth and capital. We also are in the process of making major operational and system changes to implement these new standards by the effective date.
On April 9, 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, and FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.
In connection with the adoption of FSP FAS 115-2, we recorded a cumulative-effect adjustment at April 1, 2009 of $8.5 billion on a pre-tax basis ($5.6 billion after tax) to reclassify the noncredit portion of previously recognized other-than-temporary impairment from “Accumulated deficit” to “Accumulated other comprehensive loss.” Because we have asserted an intent and ability to hold certain of these securities until recovery, we also reduced the “Accumulated deficit” and the valuation allowance for the deferred tax asset by $3.0 billion, which is the deferred tax asset amount related to the noncredit portion of the previously recognized other-than-temporary impairment. Adoption of FSP FAS 115-2 resulted in $344 million of noncredit related losses for the three months ended June 30, 2009 being recognized in “Other comprehensive loss” instead of being recorded in our condensed consolidated statement of operations, as previously required.
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Second-Quarter 2009 Results
Page Six
Our adoption of FSP FAS 157-4 did not result in a change in our valuation techniques for estimating fair value.
Fair Value Update
Our estimated fair value net asset deficit was $102.0 billion as of June 30, 2009, compared with $110.3 billion as of March 31, 2009. The deficit as of June 30, 2009 reflected the benefit of $19.0 billion of capital received from Treasury in the second quarter under the senior preferred stock purchase agreement. Excluding the capital received from Treasury, the fair value of our net assets decreased by $10.3 billion during the second quarter of 2009, reflecting a significant increase in the fair value of our guaranty obligations attributable to the continued weakness in the housing market and increases in unemployment resulting from the economic recession. Partially offsetting this decline was an increase in fair value driven by the tightening of spreads on our mortgage-related securities during the period.
Making Home Affordable
During the second quarter of 2009, we continued to focus our foreclosure-prevention efforts on implementing the Making Home Affordable Program, the key elements of which are the Home Affordable Refinance Program and the Home Affordable Modification Program.
On July 1, 2009, FHFA announced authorization for us to expand the Home Affordable Refinance Program to cover the refinance of our existing mortgage loans with unpaid principal balances of up to 125 percent of the current value of the property covered by the mortgage loan, instead of the program’s initial 105 percent limit. We will begin acquiring these mortgage loans on September 1, 2009.
We acquired approximately 16,000 loans under the Home Affordable Refinance Program for our portfolio or for securitization during the second quarter of 2009. The pace of our acquisitions under the Home Affordable Refinance Program increased notably in July, with an estimated 16,000 loans acquired during the month. We and other mortgage market participants took a number of steps — such as modifying systems and operations, and training personnel — that required time to put in place and therefore limited the number of loans refinanced under the program. Program refinancings were also limited by the capacity of lenders to handle the large volume of refinancings generated by record-low mortgage rates, and by the time it takes to go through the loan origination process from application to closing and delivery. As second quarter applications are closed and delivered, we expect an increase in refinancings under this program in the third quarter as compared to the second quarter.
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Second-Quarter 2009 Results
Page Seven
We believe mortgages rates remain the most significant factor influencing the number of borrowers that refinance under the program, but participation is also likely to be constrained by a number of other factors, including lack of borrower awareness, lack of borrower action to initiate a refinancing, and borrower ineligibility due, for example, to severe home price declines or delinquency. The increase in the maximum loan-to-value ratio of the refinanced loan to up to 125 percent of the current value of the property and the increasing awareness of the availability of refinance options will, over time, help to lessen the effects of some of these constraints.
During the second quarter, borrowers who accepted offers for modifications under the Home Affordable Modification Program entered three- or four-month trial periods that must be completed prior to the execution of a modification under the program. Activity during the early stages of the program has been affected by the need to build consumer awareness and by servicers’ success in identifying eligible borrowers and executing trial modification plans. Only a small number of loans had time to complete a trial modification period under the program prior to June 30, 2009.
We expect to see increased activity under the program in the coming months as servicers gain experience with the program, borrower awareness grows, and new updates aimed at expanding the program’s reach are implemented. As reported by servicers as part of the Making Home Affordable Program, there have been approximately 85,000 trial modifications started on Fannie Mae loans through July 30, 2009. The number of trial modifications started in July increased notably compared to monthly volumes during the second quarter.
In addition to participating in the Home Affordable Modification Program, Fannie Mae serves as the program administrator for loans modified under the program that are not owned or guaranteed by us. To date, over 30 servicers have signed up to offer modifications on non-agency loans under the program. Loans serviced by these servicers, together with other loans owned or guaranteed by us or by Freddie Mac, cover over 85 percent of the loans that may be eligible to be modified under the Home Affordable Modification Program. To help support servicers participating in the program, we have rolled out extensive systems and new technology tools, as well as updates in response to feedback we have received from servicers. Servicers can access these tools, as well as documentation, guidelines and materials for borrowers, on a Web site (www.HMPadmin.com) we launched to support their participation in the program.
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Second-Quarter 2009 Results
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Additional information about the Home Affordable Refinance Program and the Home Affordable Modification Program, including a full description of eligibility requirements, is available at www.MakingHomeAffordable.gov.
The Making Home Affordable Program will likely have a material adverse effect on our business, results of operations and financial condition, including our net worth. If the program is successful in reducing foreclosures and keeping borrowers in their homes, however, it may benefit the overall housing market and help in reducing our long-term credit losses.
Foreclosure-Prevention Update
Fannie Mae took the following foreclosure-prevention actions (including those undertaken in conjunction with our servicing partners) during the second quarter of 2009:
•	Loan modifications of 16,684, compared with 12,446 in the first quarter of 2009.

•	HomeSaver Advance™ loans of 11,662, compared with 20,431 in the first quarter of 2009.

•	Repayment plans/forbearances of 4,752, compared with 7,445 in the first quarter of 2009.

•	Preforeclosure sales and deeds-in-lieu of foreclosure of 8,360, compared with 5,971 in the first quarter of 2009.
These amounts do not include trial loan modifications under the Home Affordable Modification Program or repayment and forbearance plans that were initiated but not completed as of June 30, 2009.
We acquired 32,095 single-family real estate-owned (“REO”) properties through foreclosure in the second quarter of 2009, compared with 25,374 in the first quarter of 2009. As of June 30, 2009, our inventory of single-family REO properties was 62,615, compared with 62,371 at the end of the first quarter of 2009.
Our single-family foreclosure rate, which reflects the number of single-family properties acquired through foreclosure as a percentage of the total number of loans in our conventional single-family mortgage credit book of business, was 0.63 percent on an annualized basis for the second quarter of 2009, compared with 0.56 percent for the first quarter of 2009.
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Second-Quarter 2009 Results
Page Nine
Business and Liquidity Update
Our mortgage credit book of business increased to $3.19 trillion as of June 30, 2009, from $3.14 trillion as of March 31, 2009, and from $3.11 trillion on December 31, 2008. New business acquisitions — Fannie Mae MBS issuances acquired by others and our mortgage portfolio purchases — were $239.8 billion in the second quarter of 2009, compared with $175.4 billion in the first quarter of 2009.
We securitized approximately $94.6 billion of whole loans held for investment in our mortgage portfolio into Fannie Mae MBS in the second quarter of 2009 in order to hold these assets in a more liquid form. Not including these Fannie Mae MBS, which we retained in our mortgage portfolio, our estimated market share of new single-family mortgage-related securities issuance was 44.5 percent for the second quarter of 2009, compared with 44.2 percent for the first quarter of 2009, and 41.7 percent for the fourth quarter of 2008.
We are taking a variety of other actions to provide liquidity to the mortgage market, including:
•	Whole Loan Conduit. Whole loan conduit activities involve our purchase of loans principally for the purpose of securitizing them. We purchase loans from a large group of lenders and then securitize them as Fannie Mae MBS, which may then be sold to dealers and investors.

•	Early Funding. Lenders typically must wait 30 to 45 days between loan closing and settlement of an MBS transaction before they receive payment for the loans they sell to us. Through our early funding program, lenders deliver closed loans to us and receive payments for those loans on an accelerated timeframe, which allows them to replenish their funds and make new loans as soon as possible.

•	Dollar Roll Transactions. We have increased the amount of our dollar roll activity in the second quarter of 2009 as a result of continued strain on financial institutions’ balance sheets, higher lending rates from prepayment uncertainty, attractive discount note funding and a desire to increase market liquidity by lending our balance sheet to the market at positive economic returns to us. A dollar roll transaction is a commitment to purchase a mortgage-related security with a concurrent agreement to re-sell a substantially similar security at a later date or vice versa. An entity who sells a mortgage-related security to us with a concurrent agreement to repurchase a security in the future gains immediate financing for their balance sheet.
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Second-Quarter 2009 Results
Page Ten
Our debt “roll-over,” or refinancing, risk, has significantly declined since November 2008 due to the combination of our improved access to long-term debt funding, improved market conditions, the reduced proportion of our outstanding debt that consists of short-term debt, and our expected reduced debt funding needs in the future. We expect our debt funding needs will generally decline in future periods as we reduce the size of our mortgage portfolio in compliance with the requirement of the senior preferred stock purchase agreement that we reduce our mortgage portfolio by 10 percent per year beginning in 2010 until it reaches $250 billion.
We believe that our status as a government-sponsored enterprise and continued federal government support of our business and the financial markets is essential to maintaining our access to debt funding, and changes or perceived changes in the government’s support of us or the markets could lead to an increase in our debt roll-over risk in future periods and have a material adverse effect on our ability to fund our operations.
Fannie Mae conducts its activities through three complementary businesses: Single-Family Credit Guaranty, Housing and Community Development (HCD), and Capital Markets. Our Single-Family Credit Guaranty business works with our lender customers to securitize single-family mortgage loans into Fannie Mae MBS and to facilitate the purchase of single-family mortgage loans for our mortgage portfolio. HCD works with our lender customers to securitize multifamily mortgage loans into Fannie Mae MBS and to facilitate the purchase of multifamily mortgage loans for our mortgage portfolio. Our HCD business also makes debt and equity investments to increase the supply of affordable housing. Our Capital Markets group manages our investment activity in mortgage loans, mortgage-related securities and other investments, our debt financing activity, and our liquidity and capital positions.
Single-Family Credit Guaranty book of business was $2.87 trillion on June 30, 2009, compared with $2.84 trillion on March 31, 2009, and $2.80 trillion on December 31, 2008. Single-family guaranty fee income was $1.9 billion, compared with $2.0 billion in the first quarter of 2009. The Single-Family business lost $16.6 billion in the second quarter of 2009, driven largely by continued elevated provisions for loan losses.
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Second-Quarter 2009 Results
Page Eleven
Housing and Community Development’s multifamily guaranty book of business was $179.6 billion on June 30, 2009, compared with $175.3 billion on March 31, 2009, and $173.3 billion on December 31, 2008. HCD recorded $571 million of losses on partnership investments during the quarter. As with the second half of 2008 and first quarter of 2009, we are currently unable to recognize tax benefits generated from our partnership investments, including tax credits earned on low income housing tax credit partnership investments. HCD’s credit-related expenses were $393 million, compared with $542 million in the first quarter of 2009. The provision for credit losses of $381 million exceeded net charge-offs of $36 million by $345 million, as we continued to build our loss reserves during the second quarter of 2009 to $969 million as of June 30, 2009. This increase was primarily driven by larger loans within the non-performing loan population and increased reliance on the most recent severity experience, which is a reflection of the current economic recession and lack of liquidity in the market. HCD lost $930 million in the second quarter of 2009.
Capital Markets’ net interest income was $3.6 billion in the second quarter of 2009, compared with $3.3 billion in the first quarter of 2009. Fair-value gains were $823 million, primarily attributable to net gains on trading securities, compared with losses of $1.5 billion in the first quarter of 2009. Net other-than-temporary impairment was $753 million, compared with other-than-temporary impairments of $5.7 billion in the first quarter of 2009. The net mortgage investment portfolio balance was $766.2 billion, compared with $760.4 billion on March 31, 2009, resulting from purchases of $108.8 billion, liquidations of $37.7 billion, and sales of $65.8 billion during the quarter. The Capital Markets group earned $2.8 billion in the second quarter of 2009.
# # #
Certain statements in this news release, including those relating to future market conditions; our future performance and net worth; our receipt of funds from the Treasury under the senior preferred stock purchase agreement; our future funding needs; our future plans; and our future business activities, may be considered forward-looking statements within the meaning of the federal securities laws. Although Fannie Mae believes that the expectations set forth in these statements are based upon reasonable assumptions, future conditions and events may differ materially from what is indicated in any forward-looking statements. Factors that could cause actual conditions or events to differ materially from those described in these forward-looking statements include, but are not limited to, further disruptions in the housing, credit and financial markets; our ability to access the debt capital markets; the depth and duration of the housing market downturn, including the extent of home price declines on a national and regional basis; the depth and duration of the economic recession, including unemployment rates; the conservatorship and its effect on our business (including our business strategies and practices); the investment by Treasury and its effect on our business; adverse effects from activities we undertake, such as the Making Home Affordable Program and other federal government initiatives, to support the mortgage market and help borrowers; changes in management; the level and volatility of interest rates and credit spreads; the adequacy of our loss reserves; accounting pronouncements; regulatory or legislative action, including GSE reform legislation; pending government investigations and litigation; the accuracy of subjective estimates used in critical accounting policies and those factors detailed in Fannie Mae’s quarterly report on Form 10-Q for the quarter ended June 30, 2009 and its annual report on Form 10-K for the year ended December 31, 2008, including the “Risk Factors” and “Forward-Looking Statements” sections of these reports.
Fannie Mae exists to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to enhance the liquidity of the mortgage market by providing funds to mortgage bankers and other lenders so that they may lend to home buyers. Our job is to help those who house America.

Annex I

FANNIE MAE
(In conservatorship)

Condensed Consolidated Balance Sheets
(Dollars in millions, except share amounts)
(Unaudited)

	As of
	June 30,	December 31,
	2009	2008

ASSETS
Cash and cash equivalents	$28,234	$17,933
Restricted cash	757	529
Federal funds sold and securities purchased under agreements to resell	25,810	57,418
Investments in securities:
Trading, at fair value (includes Fannie Mae MBS of $52,103 and $58,006, respectively)	82,400	90,806
Available-for-sale, at fair value (includes Fannie Mae MBS of $190,591 and $176,244, respectively)	283,941	266,488

Total investments in securities	366,341	357,294

Mortgage loans:
Loans held for sale, at lower of cost or fair value	29,174	13,270
Loans held for investment, at amortized cost	393,248	415,065
Allowance for loan losses	(6,841)	(2,923)

Total loans held for investment, net of allowance	386,407	412,142

Total mortgage loans	415,581	425,412
Advances to lenders	18,938	5,766
Accrued interest receivable	3,786	3,816
Acquired property, net	6,608	6,918
Derivative assets at fair value	1,406	869
Guaranty assets	7,091	7,043
Deferred tax assets, net	3,791	3,926
Partnership investments	8,304	9,314
Servicer and MBS trust receivable	13,817	6,482
Other assets	10,918	9,684

Total assets	$911,382	$912,404

LIABILITIES AND EQUITY (DEFICIT)
Liabilities:
Accrued interest payable	5,115	5,947
Federal funds purchased and securities sold under agreements to repurchase	—	77
Short-term debt (includes debt at fair value of $- and $4,500, respectively)	259,781	330,991
Long-term debt (includes debt at fair value of $22,437 and $21,565, respectively)	573,329	539,402
Derivative liabilities at fair value	2,047	2,715
Reserve for guaranty losses (includes $4,238 and $1,946, respectively,
related to Fannie Mae MBS included in Investments in securities)	48,280	21,830
Guaranty obligations (includes $755 and $755, respectively,
related to Fannie Mae MBS included in Investments in securities)	12,358	12,147
Partnership liabilities	2,855	3,243
Servicer and MBS trust payable	12,909	6,350
Other liabilities	5,310	4,859

Total liabilities	921,984	927,561

Commitments and contingencies (Note 19)	—	—
Equity (Deficit):
Fannie Mae stockholders’ equity (deficit):
Senior preferred stock, 1,000,000 shares issued and outstanding as of June 30, 2009 and December 31, 2008	35,200	1,000
Preferred stock, 700,000,000 shares are authorized — 582,508,752 and 597,071,401 shares issued
and outstanding as of June 30, 2009 and December 31, 2008, respectively	20,486	21,222
Common stock, no par value, no maximum authorization — 1,261,401,675 and 1,238,880,988 shares issued as of June 30, 2009 and December 31, 2008, respectively; 1,109,063,047 shares and 1,085,424,213 shares outstanding as of June 30, 2009 and December 31, 2008, respectively	662	650
Additional paid-in capital	3,947	3,621
Accumulated deficit	(56,191)	(26,790)
Accumulated other comprehensive loss	(7,429)	(7,673)
Treasury stock, at cost, 152,338,628 shares and 153,456,775 shares as of June 30, 2009 and December 31, 2008, respectively	(7,385)	(7,344)

Total Fannie Mae stockholders’ deficit	(10,710)	(15,314)

Noncontrolling interest	108	157

Total deficit	(10,602)	(15,157)

Total liabilities and equity (deficit)	$911,382	$912,404

See Notes to Condensed Consolidated Financial Statements

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Operations
(Dollars and shares in millions, except per share amounts)
(Unaudited)

			For the
	For the		Six Months
	Three Months Ended		Ended
	June 30,		June 30,
	2009	2008	2009	2008

Interest income:
Trading securities	$923	$1,376	$1,913	$3,113
Available-for-sale securities	3,307	3,087	7,028	6,172
Mortgage loans	5,611	5,769	11,209	11,431
Other	139	232	266	690

Total interest income	9,980	10,464	20,416	21,406

Interest expense:
Short-term debt	600	1,687	1,707	4,248
Long-term debt	5,645	6,720	11,726	13,411

Total interest expense	6,245	8,407	13,433	17,659

Net interest income	3,735	2,057	6,983	3,747

Guaranty fee income (includes imputed interest of $321 and $319, for the three months ended June 30, 2009 and 2008, respectively, and $471 and $554 for the six months ended June 30, 2009 and 2008, respectively)	1,659	1,608	3,411	3,360
Trust management income	13	75	24	182
Investment gains (losses), net	(45)	(376)	178	(432)
Other-than-temporary impairments	(1,097)	(507)	(6,750)	(562)
Less: Noncredit portion of other-than-temporary impairments recognized in other comprehensive loss	344	—	344	—

Net other-than-temporary impairments	(753)	(507)	(6,406)	(562)
Fair value gains (losses), net	823	517	(637)	(3,860)
Debt extinguishment losses, net	(190)	(36)	(269)	(181)
Losses from partnership investments	(571)	(195)	(928)	(336)
Fee and other income	184	225	365	452

Non-interest income (loss)	1,120	1,311	(4,262)	(1,377)

Administrative expenses:
Salaries and employee benefits	245	304	538	590
Professional services	180	114	323	250
Occupancy expenses	46	55	94	109
Other administrative expenses	39	39	78	75

Total administrative expenses	510	512	1,033	1,024
Provision for credit losses	18,225	5,085	38,559	8,158
Foreclosed property expense	559	264	1,097	434
Other expenses	318	247	597	607

Total expenses	19,612	6,108	41,286	10,223

Loss before federal income taxes and extraordinary losses	(14,757)	(2,740)	(38,565)	(7,853)
Provision (benefit) for federal income taxes	23	(476)	(600)	(3,404)

Loss before extraordinary losses	(14,780)	(2,264)	(37,965)	(4,449)
Extraordinary losses, net of tax effect	—	(33)	—	(34)

Net loss	(14,780)	(2,297)	(37,965)	(4,483)
Less: Net (income) loss attributable to the noncontrolling interest	26	(3)	43	(3)

Net loss attributable to Fannie Mae	(14,754)	(2,300)	(37,922)	(4,486)
Preferred stock dividends	(411)	(303)	(440)	(625)

Net loss attributable to common stockholders	$(15,165)	$(2,603)	$(38,362)	$(5,111)

Loss per share:
Basic	$(2.67)	$(2.54)	$(6.76)	$(5.11)
Diluted	(2.67)	(2.54)	(6.76)	(5.11)
Cash dividends per common share	$—	$0.35	$—	$0.70
Weighted-average common shares outstanding:
Basic and Diluted	5,681	1,025	5,674	1,000

See Notes to Condensed Consolidated Financial Statements

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Cash Flows
(Dollars in millions)
(Unaudited)

	For the
	Six Months
	Ended June 30,
	2009	2008

Cash flows (used in) provided by operating activities:
Net loss	$(37,965)	$(4,483)
Amortization of debt cost basis adjustments	2,172	4,609
Provision for credit losses	38,559	8,158
Valuation losses	4,537	2,941
Derivatives fair value adjustments	(1,045)	399
Current and deferred federal income taxes	(1,690)	(4,249)
Purchases of loans held for sale	(72,172)	(27,426)
Proceeds from repayments of loans held for sale	1,204	288
Net change in trading securities	3,165	50,952
Other, net	(4,302)	(1,256)

Net cash (used in) provided by operating activities	(67,537)	29,933
Cash flows provided by (used in) investing activities:
Purchases of trading securities held for investment	—	(833)
Proceeds from maturities of trading securities held for investment	6,076	5,069
Proceeds from sales of trading securities held for investment	1,313	2,481
Purchases of available-for-sale securities	(108,105)	(79,331)
Proceeds from maturities of available-for-sale securities	23,705	17,689
Proceeds from sales of available-for-sale securities	168,933	76,937
Purchases of loans held for investment	(19,322)	(37,645)
Proceeds from repayments of loans held for investment	32,427	30,997
Advances to lenders	(53,646)	(51,573)
Proceeds from disposition of acquired property	9,873	4,191
Reimbursements to servicers for loan advances	(9,024)	(5,588)
Net change in federal funds sold and securities purchased under agreements to resell	32,147	13,315
Other, net	(356)	222

Net cash provided by (used in) investing activities	84,021	(24,069)
Cash flows (used in) provided by financing activities:
Proceeds from issuance of short-term debt	747,971	1,009,691
Payments to redeem short-term debt	(820,868)	(1,007,819)
Proceeds from issuance of long-term debt	187,277	168,545
Payments to redeem long-term debt	(154,264)	(172,191)
Proceeds from issuance of common stock and preferred stock	—	7,211
Proceeds from senior preferred stock agreement with Treasury	34,200	—
Net change in federal funds purchased and securities sold under agreements to repurchase	(65)	(442)
Other, net	(434)	(1,307)

Net cash (used in) provided by financing activities	(6,183)	3,688
Net increase in cash and cash equivalents	10,301	9,552
Cash and cash equivalents at beginning of period	17,933	3,941

Cash and cash equivalents at end of period	$28,234	$13,493

Cash paid during the period for:
Interest	$15,430	$19,371
Income taxes	848	845
Non-cash activities:
Securitization-related transfers from mortgage loans held for sale to investments in securities	$63,172	$23,551
Net transfers of mortgage loans held for investments to mortgage loans held for sale	7,765	(4,441)
Net consolidation transfers from investments in securities to mortgage loans held for sale	527	671
Net transfers from available-for-sale securities to mortgage loans held for sale	867	616
Transfers from advances to lenders to investments in securities (including transfers to trading securities of $— and $28,877 for the six months ended June 30, 2009 and 2008, respectively)	38,943	52,114
Net consolidation-related transfers from investments in securities to mortgage loans held for investment	2,308	5,628
Net transfers from mortgage loans to acquired property	2,211	2,103
Transfers to trading securities from the effect of adopting SFAS 159	—	56,217

See Notes to Condensed Consolidated Financial Statements

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Changes in Equity (Deficit)
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Fannie Mae Stockholders’ Equity
								Retained	Accumulated
	Shares Outstanding						Additional	Earnings	Other		Non	Total
	Senior			Senior	Preferred	Common	Paid-In	(Accumulated	Comprehensive	Treasury	Controlling	Equity
	Preferred	Preferred	Common	Preferred	Stock	Stock	Capital	Deficit)	Loss(1)	Stock	Interest	(Deficit)

Balance as of December 31, 2007	—	466	974	$—	$16,913	$593	$1,831	$33,548	$(1,362)	$(7,512)	$107	$44,118
Cumulative effect from the adoption of SFAS 157 and SFAS 159, net of tax	—	—	—	—	—	—	—	148	(93)	—	—	55

Balance as of January 1, 2008, adjusted	—	466	974	—	16,913	593	1,831	33,696	(1,455)	(7,512)	107	44,173
Change in Investment in noncontrolling interest											54	54
Comprehensive loss:
Net income (loss)	—	—	—	—	—	—	—	(4,486)	—	—	3	(4,483)
Other comprehensive loss, net of tax effect:
Unrealized losses on available-for-sale securities (net of tax of $2,299)	—	—	—	—	—	—	—	—	(4,270)	—	—	(4,270)
Reclassification adjustment for gains included in net loss (net of tax of $11)	—	—	—	—	—	—	—	—	(21)	—	—	(21)
Unrealized gains on guaranty assets and guaranty fee buy-ups (net of tax of $4)	—	—	—	—	—	—	—	—	7	—	—	7
Net cash flow hedging gains (net of tax of $1)	—	—	—	—	—	—	—	—	1	—	—	1

Total comprehensive loss												(8,766)
Common stock dividends ($0.70 per share)	—	—	—	—	—		—	(687)		—	—	(687)
Common stock issued	—	—	94	—	—	49	2,477	—		—	—	2,526
Preferred stock dividends declared	—	—	—	—	—		—	(625)		—	—	(625)
Preferred stock issued	—	141	—	—	4,812	—	(127)	—		—	—	4,685
Other, employee benefit plans	—	—	2	—	—	—	(187)	—	—	217	—	30

Balance as of June 30, 2008	—	607	1,070	$—	$21,725	$642	$3,994	$27,898	$(5,738)	$(7,295)	$164	$41,390

Balance as of January 1, 2009	1	597	1,085	1,000	21,222	650	3,621	(26,790)	(7,673)	(7,344)	157	(15,157)
Cumulative effect from the adoption of FSP FAS 115-2, net of tax	—	—	—	—	—	—	—	8,520	(5,556)	—	—	2,964
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	(6)	(6)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(37,922)	—	—	(43)	(37,965)
Other comprehensive loss, net of tax effect:
Unrealized gains on available-for-sale securities (net of tax of $3,152)	—	—	—	—	—	—	—	—	5,854	—	—	5,854
Unrealized other-than-temporary impairment losses (net of tax of $99)	—	—	—	—	—	—	—	—	(245)	—	—	(245)
Reclassification adjustment for gains included in net loss (net of tax of $46)	—	—	—	—	—	—	—	—	86	—	—	86
Write-off of pre-2001 cash flow hedging gains	—	—	—	—	—	—	—	—	9	—	—	9
Unrealized gains on guaranty assets and guaranty fee buy-ups	—	—	—	—	—	—	—	—	79	—	—	79
Prior service cost and actuarial gains, net of amortization for defined benefit plans	—	—	—	—	—	—	—	—	17	—	—	17

Total comprehensive loss	—											(32,165)
Senior preferred stock dividends	—	—	—	—	—	—	(434)	—	—	—	—	(434)
Increase to senior preferred liquidation preference	—	—	—	34,200	—	—	—	—	—	—	—	34,200
Conversion of convertible preferred stock into common stock	—	(15)	23	—	(736)	12	724	—	—	—	—	—
Other, employee benefit plans	—	—	1	—	—	—	36	1	—	(41)	—	(4)

Balance as of June 30, 2009	1	582	1,109	$35,200	$20,486	$662	$3,947	$(56,191)	$(7,429)	$(7,385)	$108	$(10,602)

(1)	Accumulated other comprehensive loss is comprised of $1.5 billion and $6.0 billion in net unrealized losses on available-for-sale securities, net of tax, and $(342) million and $291 million in net unrealized gains (losses) on all other components, net of tax, as of June 30, 2009 and 2008, respectively. Also included in accumulated other comprehensive loss is a $5.6 billion transition adjustment associated with the adoption of FSP FAS 115-2, net of tax.

See Notes to Condensed Consolidated Financial Statements

Supplemental Non-GAAP Consolidated Fair Value Balance Sheets

	As of June 30, 2009				As of December 31, 2008
	GAAP				GAAP
	Carrying	Fair Value	Estimated		Carrying	Fair Value	Estimated
	Value	Adjustment(1)	Fair Value		Value	Adjustment(1)	Fair Value
	(Dollars in millions)

Assets:
Cash and cash equivalents	$28,991	$—	$28,991	(2)	$18,462	$—	$18,462	(2)
Federal funds sold and securities
purchased under agreements to resell	25,810	—	25,810	(2)	57,418	2	57,420	(2)
Trading securities	82,400	—	82,400	(2)	90,806	—	90,806	(2)
Available-for-sale securities	283,941	—	283,941	(2)	266,488	—	266,488	(2)
Mortgage loans:
Mortgage loans held for sale	29,174	902	30,076	(3)	13,270	351	13,621	(3)
Mortgage loans held for investment, net of allowance for loan losses	386,407	6,196	392,603	(3)	412,142	3,069	415,211	(3)
Guaranty assets of mortgage loans held in portfolio	—	2,283	2,283	(3)(4)	—	2,255	2,255	(3)(4)
Guaranty obligations of mortgage loans held in portfolio	—	(18,053)	(18,053	)(3)(4)	—	(11,396)	(11,396	)(3)(4)

Total mortgage loans	415,581	(8,672)	406,909	(2)(3)	425,412	(5,721)	419,691	(2)(3)
Advances to lenders	18,938	(411)	18,527	(2)	5,766	(354)	5,412	(2)
Derivative assets at fair value	1,406	—	1,406	(2)	869	—	869	(2)
Guaranty assets and buy-ups, net	7,799	1,853	9,652	(2)(4)	7,688	1,336	9,024	(2)(4)

Total financial assets	864,866	(7,230)	857,636	(2)	872,909	(4,737)	868,172	(2)
Master servicing assets and credit enhancements	797	4,834	5,631	(4)(5)	1,232	7,035	8,267	(4)(5)
Other assets	45,719	51	45,770	(5)(6)	38,263	(2)	38,261	(5)(6)

Total assets	$911,382	$(2,345)	$909,037		$912,404	$2,296	$914,700

Liabilities:
Federal funds purchased and securities sold under agreements to repurchase	$—	$—	$—	(2)	$77	$—	$77	(2)
Short-term debt	259,781 (7)	326	260,107	(2)	330,991 (7)	1,299	332,290	(2)
Long-term debt	573,329 (7)	22,859	596,188	(2)	539,402 (7)	34,879	574,281	(2)
Derivative liabilities at fair value	2,047	—	2,047	(2)	2,715	—	2,715	(2)
Guaranty obligations	12,358	114,729	127,087	(2)	12,147	78,728	90,875	(2)

Total financial liabilities	847,515	137,914	985,429	(2)	885,332	114,906	1,000,238	(2)
Other liabilities	74,469	(48,933)	25,536	(8)	42,229	(22,774)	19,455	(8)

Total liabilities	921,984	88,981	1,010,965		927,561	92,132	1,019,693
Equity (deficit):
Fannie Mae stockholders’ equity (deficit):
Senior preferred(9)	35,200	—	35,200		1,000	—	1,000
Preferred	20,486	(19,665)	821		21,222	(20,674)	548
Common	(66,396)	(71,661)	(138,057)		(37,536)	(69,162)	(106,698)

Total Fannie Mae stockholders’ deficit/non-GAAP fair value of net assets	$(10,710)	$(91,326)	$(102,036)		$(15,314)	$(89,836)	$(105,150)
Noncontrolling interests	108	—	108		157	—	157

Total deficit	(10,602)	(91,326)	(101,928)		(15,157)	(89,836)	(104,993)

Total liabilities and stockholders’ equity	$911,382	$(2,345)	$909,037		$912,404	$2,296	$914,700

Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

(1)	Each of the amounts listed as a “fair value adjustment” represents the difference between the carrying value included in our GAAP consolidated balance sheets and our best judgment of the estimated fair value of the listed item.

(2)	We determined the estimated fair value of these financial instruments in accordance with the fair value guidelines outlined in SFAS 157, as described in “Notes to Condensed Consolidated Financial Statements—Note 18, Fair Value of Financial Instruments.”

(3)	For business segment reporting purposes, we allocate intra-company guaranty fee income to our Single-Family and HCD businesses for managing the credit risk on mortgage loans held in portfolio by our Capital Markets group and charge a corresponding fee to our Capital Markets group. In computing this intra-company allocation, we disaggregate the total mortgage loans reported in our GAAP condensed consolidated balance sheets, which consists of “Mortgage loans held for sale” and “Mortgage loans held for investment, net of allowance for loan losses” into components that separately reflect the value associated with credit risk, which is managed by our guaranty businesses, and the interest rate risk, which is managed by our Capital Markets group. We report the estimated fair value of the credit risk components separately in our supplemental non-GAAP consolidated fair value balance sheets as “Guaranty assets of mortgage loans held in portfolio” and “Guaranty obligations of mortgage loans held in portfolio.” We report the estimated fair value of the interest rate risk components in our supplemental non-GAAP consolidated fair value balance sheets as “Mortgage loans held for sale” and “Mortgage loans held for investment, net of allowance for loan losses.” Taken together, these four components represent the estimated fair value of the total mortgage loans reported in our GAAP condensed consolidated balance sheets. We believe this presentation provides transparency into the components of the fair value of the mortgage loans associated with the activities of our guaranty businesses and the components of the activities of our Capital Markets group, which is consistent with the way we manage risks and allocate revenues and expenses for segment reporting purposes. While the carrying values and estimated fair values of the individual line items may differ from the amounts presented in “Notes to Condensed Consolidated Financial Statements—Note 18, Fair Value of Financial Instruments” of the condensed consolidated financial statements in this report, the combined amounts together equal the carrying value and estimated fair value amounts of total mortgage loans in Note 18.

(4)	In our GAAP condensed consolidated balance sheets, we report the guaranty assets associated with our outstanding Fannie Mae MBS and other guarantees as a separate line item and include buy-ups, master servicing assets and credit enhancements associated with our guaranty assets in “Other assets.” On a GAAP basis, our guaranty assets totaled $7.1 billion and $7.0 billion as of June 30, 2009 and December 31, 2008, respectively. The associated buy-ups totaled $708 million and $645 million as of June 30, 2009 and December 31, 2008, respectively. In our non-GAAP fair value balance sheets, we also disclose the estimated guaranty assets and obligations related to mortgage loans held in our portfolio. The aggregate estimated fair value of the guaranty asset-related components totaled $(0.5) billion and $8.2 billion as of June 30, 2009 and December 31, 2008, respectively. These components represent the sum of the following line items in this table: (i) Guaranty assets of mortgage loans held in portfolio; (ii) Guaranty obligations of mortgage loans held in portfolio, (iii) Guaranty assets and buy-ups; and (iv) Master servicing assets and credit enhancements. See “Part II—Item 7—MD&A—Critical Accounting Policies and Estimates—Fair Value of Financial Instruments—Fair Value of Guaranty Obligations” of our 2008 Form 10-K.

(5)	The line items “Master servicing assets and credit enhancements” and “Other assets” together consist of the assets presented on the following six line items in our GAAP condensed consolidated balance sheets: (i) Accrued interest receivable; (ii) Acquired property, net; (iii) Deferred tax assets, net; (iv) Partnership investments; (v) Servicer and MBS trust receivable and (vi) Other assets. The carrying value of these items in our GAAP condensed consolidated balance sheets together totaled $47.2 billion and $40.1 billion as of June 30, 2009 and December 31, 2008, respectively. We deduct the carrying value of the buy-ups associated with our guaranty obligation, which totaled $708 million and $645 million as of June 30, 2009 and December 31, 2008, respectively, from “Other assets” reported in our GAAP condensed consolidated balance sheets because buy-ups are a financial instrument that we combine with guaranty assets in our disclosure in Note 18. We have estimated the fair value of master servicing assets and credit enhancements based on our fair value methodologies described in “Notes to Consolidated Financial Statements—Note 20, Fair Value of Financial Instruments” of our 2008 Form 10-K.

(6)	With the exception of LIHTC partnership investments, the GAAP carrying values of other assets generally approximate fair value. Our LIHTC partnership investments had a carrying value of $5.8 billion and $6.3 billion and an estimated fair value of $5.9 billion and $6.5 billion as of June 30, 2009 and December 31, 2008, respectively. We assume that certain other assets, consisting primarily of prepaid expenses, have no fair value.

(7)	Includes certain short-term debt and long-term debt instruments that we elected to report at fair value under SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, in our GAAP condensed consolidated balance sheets. We did not elect to report any short-term debt instruments at fair value as of June 30, 2009. Includes long-term debt with a reported fair value of $22.4 billion as of June 30, 2009. Includes short-term and long-term debt instruments with a reported fair value of $4.5 billion and $21.6 billion, respectively, as of December 31, 2008.

(8)	The line item “Other liabilities” consists of the liabilities presented on the following five line items in our GAAP condensed consolidated balance sheets: (i) Accrued interest payable; (ii) Reserve for guaranty losses; (iii) Partnership liabilities; (iv) Servicer and MBS trust payable; and (v) Other liabilities. The carrying value of these items in our GAAP condensed consolidated balance sheets together totaled $74.5 billion and $42.2 billion as of June 30, 2009 and December 31, 2008, respectively. The GAAP carrying values of these other liabilities generally approximate fair value. We assume that certain other liabilities, such as deferred revenues, have no fair value. Although we report the “Reserve for guaranty losses” as a separate line item on our condensed consolidated balance sheets, it is incorporated into and reported as part of the fair value of our guaranty obligations in our non-GAAP supplemental consolidated fair value balance sheets.

(9)	The estimated fair value of the senior preferred stock is the same as the carrying value, as the fair value is based on the liquidation preference.